Exhibit 99.1

Contacts:

Investors	Media

Kelly Blough Director Investor Relations (408) 962-6329 kblough@sonicwall.com	Jock Breitwieser Director Public Relations (408) 962-6165 jbreitwieser@sonicwall.com

Laurie Connell / Amy Bilbija MacKenzie Partners, Inc. (212) 929-5500	Matthew Sherman / Tim Lynch / Jaime Wert Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

FOR IMMEDIATE RELEASE

SONICWALL SHAREHOLDERS APPROVE MERGER AGREEMENT WITH

THOMA BRAVO AND ONTARIO TEACHERS’ PENSION PLAN

Transaction Expected to be Completed Close of Business Today

SAN JOSE, Calif., July 23, 2010 – SonicWALL, Inc. (Nasdaq: SNWL), a leading provider of IT security and data backup and recovery solutions, has announced the results of the Company’s Special Meeting of Shareholders held today. The SonicWALL shareholders voted overwhelmingly to approve the principal terms of the merger agreement entered into on June 2 between SonicWALL and affiliates of an investor group led by Thoma Bravo, LLC, which includes the Ontario Teachers’ Pension Plan through its private investor department, Teachers’ Private Capital, and to approve the merger contemplated by the merger agreement. The merger is expected to close today.

“We are very pleased with the outcome of today’s shareholder vote,” said Matthew Medeiros, SonicWALL’s president and CEO. “On behalf of SonicWALL’s Board and management team, I want to thank our shareholders, customers and hard-working, dedicated employees for their support throughout this process. We look forward to moving ahead with our partnership with Thoma Bravo and Teachers’ Private Capital, and a seamless transition.”

“Thoma Bravo and Teachers’ Private Capital are excited to build upon SonicWALL’s success as a leader and innovator in the IT security industry, and bring our extensive experience in growing software businesses to the Company,” said Seth Boro, a Principal at Thoma Bravo.

“We look forward to supporting SonicWALL’s organic growth initiatives and pursuing a consolidation strategy in tandem,” said Neil Petroff, Teachers’ Executive Vice-President and Chief Investment Officer.

Under the terms of the agreement, SonicWALL shareholders are entitled to receive $11.50 in cash for each share of SonicWALL common stock that they hold, without interest and less any applicable withholding taxes. Letters of transmittal allowing SonicWALL shareholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. SonicWALL shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

With the closing of the transaction, SonicWALL stock will cease to trade on the NASDAQ and will be delisted.

Centerview Partners LLC is serving as exclusive financial advisor to SonicWALL and provided a fairness opinion to the Company’s Board of Directors. Fenwick & West LLP is providing legal counsel to SonicWALL. Kirkland & Ellis LLP provided legal counsel to Thoma Bravo. Credit Suisse arranged the debt financing in support of the transaction.

About SonicWALL, Inc.

Guided by its vision of Dynamic Security for the Global Network, SonicWALL develops advanced intelligent network security and data protection solutions that adapt as organizations evolve and as threats evolve. Trusted by small and large enterprises worldwide, SonicWALL solutions are designed to detect and control applications and protect networks from intrusions and malware attacks through award-winning hardware, software and virtual appliance-based solutions. For more information, visit http://www.sonicwall.com/.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 29 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo applies its investment strategy across multiple industries with particular focus on the software and services sectors. In the software industry, Thoma Bravo has completed more than 50 acquisitions across 15 platform companies with total annual earnings in excess of $700 million. For more information on Thoma Bravo, visit www.thomabravo.com.

About Teachers’ Private Capital

Teachers’ Private Capital, the private investment department of the Ontario Teachers’ Pension Plan, is one of the world’s largest private equity investors, having participated as a long-term investor in numerous transactions in Canada, the United States and Europe. Current investments of Teachers’ Private Capital include: Acorn Care & Education, Alliance Laundry Systems, Aquilex Corporation, General Nutrition Centers, Inc., Easton-Bell Sports, Exal Group, GCAN Insurance, Maple Leaf Sports & Entertainment, Munchkin, National Bedding Company (Serta) and Simmons Bedding Company, among others. Teachers’ Private Capital provides long-term, flexible capital and support to high-quality management teams seeking to grow and add value to their businesses over time.

With net assets of C$96.4 billion at December 31, 2009, the Ontario Teachers’ Pension Plan is an independent organization responsible for investing the pension fund and administering the pensions of Ontario’s 289,000 active and retired teachers. For more information visit www.otpp.com or www.teachersprivatecapital.com.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the anticipated completion of the transaction. These statements are based on the current expectations of management of SonicWALL, Inc., involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, liabilities, or delays, and of which could cause the transaction to not be consummated. Additional factors that may affect the future results of SonicWALL are set forth in its filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. SonicWALL is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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